FORM OF
SUB-INVESTMENT ADVISORY AGREEMENT
BETWEEN
_____________________________________
AND
THINKORSWIM ADVISORS, INC.

SUB-INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of this 30th day of June 2004, by and between Action Fund Management, LLC (hereinafter referred to as the "Investment Adviser") and thinkorswim Advisors, Inc. (hereinafter referred to as the "Sub-Adviser"), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Investment Adviser wishes to enter into a contract with the Sub-Adviser to render the Investment Adviser the sub-advisory services described herein to the Free Enterprise Action Fund (the "Fund," which is a series of Variable Insurance Trust, which will be referred to as the "Trust");

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

1.      Fees. As compensation for the services enumerated herein, the Investment Adviser will pay the Sub-Adviser a fee, which shall be calculated monthly and payable monthly, as set forth in Schedule A hereto.

If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Sub-Adviser's compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

The Investment Adviser shall arrange for fees due to the Sub-Adviser to be paid to the Sub-Adviser upon presentation of invoices to the custodian for the assets being managed by the Sub-Adviser.

2.      Effective Date. This Agreement shall become effective as of the date first above written, subject to the approval of the Board of Trustees (the "Trustees") of the Trust in accordance with the provisions of the Investment Company Act of 1940 (the "Act"). The Investment Adviser will promptly advise the Sub-Adviser as to the giving of such approval. The Investment Adviser represents that it is the investment adviser of the Fund, with the authority as such to enter into this Agreement and that it has full authority to grant Sub-Adviser the authority given to Sub-Adviser under this Agreement.

3.      Term. This Agreement shall continue for a period ending two years from its effective date. It may be renewed thereafter by the Investment Adviser and the Sub-Adviser for successive periods not exceeding one (1) year only so long as such renewal and continuance is specifically approved at least annually by a majority of the Trust's Trustees who are not parties to such Agreement or interested persons of the Trust, cast in person at a meeting called for the purpose of voting on such approval. This Agreement will terminate automatically without the payment of any penalty upon termination of the Investment Advisory Agreement ("Investment Advisory Agreement") relating to the Fund between the Trust and the Investment Adviser (accompanied by simultaneous notice to the Sub-Adviser) or upon sixty (60) days' written notice by the Trust to the Sub-Adviser that the Trustees of the Trust, the Investment Adviser or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the Act, have terminated this Agreement. This Agreement may also be terminated by the Sub-Adviser without penalty upon sixty (60) days' written notice to Investment Adviser and the Trust.

This Agreement shall terminate automatically in the event of its assignment or (upon notice thereof to the Sub-Adviser) the assignment of the Investment Advisory Agreement, unless its continuation thereafter is approved by the Trustees of the Trust and the shareholders of the Fund as required by the Act (in each case as the term "assignment" is defined in Section 2(a)(4) of the Act).

4.      Performance of Services. Subject to the supervision of the Trustees of the Trust and the Investment Adviser, the Sub-Adviser will provide an investment program for the Fund with respect to securities and investments, including cash and cash equivalents in the Fund, and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, in accordance with the strategies and objectives identified in the registration statement of the Fund on file with the Securities and Exchange Commission at the time the investment decision is made. The Sub-Adviser will either have discretionary authority over the portion of the Fund's assets (the "Portfolio") over which the Investment Adviser gives it discretion, or will invest the Fund's assets pursuant to instructions from the Investment Adviser, as determined by the Investment Adviser from time to time. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund's investment objective policies and restrictions as stated in the Fund's prospectus, which the Investment Adviser has provided to the Sub-Adviser. The Sub-Adviser shall not have custody of any assets in the Portfolio or other assets of the Fund. The Sub-Adviser further agrees that it:

(a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other federal or state agencies which now have or in the future will have jurisdiction over its activities;

(b) will pay expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges) purchased for the Fund, provided that the Sub-Adviser will not pay for or provide a credit with respect to any research provided to it in accordance with Section 4(c);

(c) will place orders pursuant to its investment determinations for the Fund, either directly with any broker or dealer, or with the issuer as it, in its discretion, shall determine. In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best overall price and the most favorable execution of its orders, except as provided below. In no instance will securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser as principal. Subject to policies established by the Trustees of the Trust and communicated in writing to the Sub-Adviser, it is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Investment Adviser or the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange or a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another exchange member, or broker or dealer would have charged if the Sub-Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such exchange member, or broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion;

(d) will attend regular business and investment-related meetings with the Trust's Board of Trustees and the Investment Adviser, if requested to do so by the Trust and/or the Investment Adviser; and

(e) maintain books and records with respect to the securities transactions for the Fund as required by law, furnish to the Investment Adviser and the Trust's Trustees such periodic and special reports as they may request with respect to the Fund (which requests are not expected to be made more often than quarterly), and provide in advance to the Investment Adviser all of the Sub-Adviser's reports to the Trust's Trustees for examination and review within a reasonable time prior to the Trust's Board meetings.

5.      Additional Agreements by Sub-Adviser. Sub-Adviser agrees with respect to the services provided to the Fund that it:

(a) will upon request telecopy or e-mail trade information to the Investment Adviser on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Investment Adviser; and

(b) will treat confidentially and as proprietary information of the Trust, all records and other information relative to the Fund and its prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where Sub-Adviser is advised by counsel that the Sub-Adviser may be exposed to civil or criminal contempt proceedings or regulatory action for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

6.      Confidentiality. All information and advice furnished by either party hereto to the other shall be treated as confidential and shall not be disclosed to third parties, unless generally known or otherwise publicly available, and except as required by regulatory agencies or otherwise by law.

7.      Records. In compliance with the requirements of Rule 31a-3 under the Act, Sub-Adviser acknowledges that all records which it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trust's request, provided, that Sub-Adviser may retain copies thereof at its own expense. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act relating to transactions placed by Sub-Adviser for the Fund.

8.      Other Activities. Sub-Adviser acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Sub-Adviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Sub-Adviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients. Except as otherwise required by law, Sub-Adviser shall not make any information about the accounts of its clients available to Adviser or the Fund.

Adviser recognizes that transactions in a specific security or securities may not be accomplished for all client accounts at the same time or at the same price. However, to the extent the Sub-Adviser purchases the same security for various clients, including the Fund, during the same day or trading period, the Sub-Adviser undertakes to do so pursuant to pre-determined allocation procedures in a manner that is fair to all clients.

In the performance of Sub-Adviser's services hereunder, Sub-Adviser shall not be liable for any failure to recommend or effect any purchase or sale, or other investment or trading strategy on the basis of any information known to Sub-Adviser where the utilization of such information might, in Sub-Adviser's opinion, constitute a violation of any federal or state law, rules or regulations, or the breach of any fiduciary duty or confidential relationship between Sub-Adviser and any other person or persons.

9.      Information. The Investment Adviser agrees that it will furnish currently to the Sub-Adviser all information with reference to the Fund and the Trust that is reasonably necessary to permit the Sub-Adviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied. Without limiting the generality of the foregoing, Investment Adviser will furnish to Sub-Adviser procedures consistent with the Trust's contract with the Fund's custodian from time to time (the "Custodian"), and reasonably satisfactory to Sub-Adviser, for consummation of portfolio transactions for the Fund by payment to or delivery by the Custodian of all cash and/or securities or other investments due to or from the Fund, and Sub-Adviser shall not have possession or custody thereof or any responsibility or liability with respect to such custodial arrangements or the acts, omissions or other conduct of the Custodian. The Sub-Adviser agrees to provide the Adviser in a timely manner with the information necessary regarding the Investment Sub-Adviser that is in the Sub-Adviser's possession that is for the preparation of the Fund's disclosure documents, including proxy statements, as may be needed from time to time.

10.      Social Screening. The Advisor is responsible for screening all investments to determine that all investments meet the Fund's investment criteria, as may be amended from time to time. The Advisor may, but is not required to, hire additional parties at the Investment Adviser's expense to assist with the oversight of the screening process, but this shall not relieve the Sub-Adviser of its duties hereunder. If the Sub-Adviser has identified a security for the Fund and will be executing the trade on behalf of the Fund, the Sub-Adviser will not place an order for the trade until the Adviser has instructed the Sub-Adviser that the security meets the screens disclosed in the Fund's registration statement as determined by the Adviser.

11.      Voting Proxies. The Investment Adviser is responsible for voting all proxies for the Fund's portfolio investments in a timely manner. All proxy statements received by the Sub-Adviser will be delivered to the Investment Adviser in a timely manner so that the Investment Adviser can exercise its obligation to vote the Fund's shares.

12.      Notification of the Investment Adviser. The Sub-Adviser promptly shall notify the Investment Adviser in writing of the occurrence of any of the following events:

(a) the Sub-Adviser shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement;

(b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

(c) any other occurrence that might affect the ability of the Sub-Adviser to provide the services provided for under this Agreement.

13.      Nature of Relationship. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of Investment Adviser. It is expressly agreed to by the parties hereto that the relationship created by this Agreement does not create a partnership or joint venture between the Sub-Adviser and the Investment Adviser. Except as specifically set forth herein with respect to the Sub-Adviser's authority to manage the Fund's Portfolio and place orders with broker-dealers for trading the accounts of the Fund, neither party shall have any authority to bind the other nor shall either party represent to third parties that it has such authority.

14.      Liability. The Sub-Adviser and its directors, officers, stockholders, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Advisor, the Fund or the Trust in connection with any matters to which this Agreement relates or for any other act or omission in the performance by the Sub-Adviser of its duties under this Agreement except that nothing herein contained shall be construed to protect the Sub-Adviser against any liability by reason of the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.

All transactions made by the Sub-Adviser on behalf of the Fund shall be for the account and risk of the Fund. The Sub-Adviser shall have no responsibility for the execution or clearance of the Fund's trades once orders have been transmitted to the executing broker-dealer for those trades; except, however, that the Sub-Adviser will have the primary responsibility for following through on a requested trade to confirm that the trade has been executed pursuant to its instructions. Notwithstanding the foregoing, the Sub-Advisor will not be held responsible for an executing broker-dealer's failure to properly execute an order, as long as the Sub-Advisor could not reasonably have prevented the failure based on standard and prudent operating procedures.

Notwithstanding the foregoing paragraphs, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which Adviser may have under the federal securities laws or state securities laws.

15.      Disclosure.

[ ] Investment Adviser acknowledges receipt of Sub-Adviser's Disclosure Statement (Part II of Adviser's Form ADV), as required by Rule 204-3 under the Investment Advisers Act of 1940, not less than forty-eight (48) hours prior to the date of execution of this Agreement shown below.

[ ] Investment Adviser acknowledges receipt of Sub-Adviser's Disclosure Statement (Part II of Adviser's Form ADV) less than forty-eight (48) hours prior to, but not later than, the date of execution of this Agreement. Accordingly, Investment Adviser shall have the option to terminate this Agreement without penalty within five (5) business days after the date of execution; provided, however, that any investment action taken by Investment Adviser with respect to the Fund prior to the effective date of such termination shall be at Fund's risk.

16.      Governing Law. Except to the extent governed by federal law, including the Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without applying the principles of conflicts of law thereunder, except that matters relating to the Fund will be construed under Massachusetts business trust law.

17.      Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction, or governmental agency or self-regulatory agency with jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as then amended shall be enforced so as to give effect to the intention of the parties to the maximum extent possible. In addition, the parties hereby expressly empower a court of competent jurisdiction, or a regulatory agency or self-regulatory organization with jurisdiction over the matter to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

18.     Amendment. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Trust until approved in accordance with the Act.

19.      Notices. Any notice to be given hereunder may be given by personal notification or by facsimile transmission with a confirmation copy sent the next business day by first class mail, postage prepaid, to the party specified at the address stated below:
To the Investment Adviser at:	Action Fund Management, LLC 12309 Briarbush Lane Potomac, Maryland 20854-1032
To the Sub-Adviser at:	thinkorswim Advisers, Inc. 3304 North Lincoln Avenue Chicago, Illinois 60657 Attn: Tom Sosnoff Facsimile: (773) 435-3232
To the Fund or the Trust at:	Free Enterprise Action Fund P.O. Box 182490 Columbus, OH 43218-2490

or addressed as such party may from time to time designate by notice to other parties in accordance herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

____________________________________
By: _________________________________
Title: ________________________________
Date: ________________________________

thinkorswim Advisors, Inc.

By: ________________________________
Title: _______________________________
Date: _______________________________

SCHEDULE A

SUMMARY

Effective June 30, 2004

Adviser will pay Sub-Adviser as full compensation for services rendered hereunder:

0.35% on assets managed by the Sub-Adviser.

This Schedule duly incorporates by reference the Sub-Advisor Agreement:

Adviser: __________ (initials)

Sub-Adviser: __________ (initials)